Exhibit 23.6

Consent of Independent Auditor

The Board of Directors

SunEdison Energy Southern Africa Proprietary Limited

We consent to the use of our report dated May 7, 2015, with respect to the combined balance sheets of Core Energy (RF) Proprietary Limited and Erika Energy (RF) Proprietary Limited as of December 31, 2014, and 2013, and the related combined statements of operations and comprehensive income, invested equity and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Inc.

Johannesburg, South Africa

June 17, 2015